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                                                                   EXHIBIT 10.15

               SUMMARY OF COMPENSATION ARRANGEMENTS WITH DIRECTORS

Directors of Nashua Corporation who are also company employees receive no additional or special compensation for serving as directors.

Following is a description of the compensation arrangements for Nashua Corporation's non-employee directors:

      Each non-employee director receives an annual retainer of $60,000, payable in quarterly installments. Nashua also pays non-employee directors $1,000 in cash plus expenses for each Board meeting or Board committee meeting they attend. Nashua's Lead Director receives an additional $7,500 in cash, the Chairman of the Audit/ Finance and Investment Committee receives an additional $2,500 in cash and the Chairman of the Leadership and Compensation Committee receives an additional $1,500 in cash.

      Each non-employee director is also entitled to receive an annual stock option award to purchase 5,000 shares of Nashua's common stock with an exercise price equal to the fair market value of such shares on the date of award under the provisions of Nashua's stock plans. However, due to the limited number of shares available under Nashua's stock plans, non-employee directors may receive a cash payment in lieu of such stock options, at the discretion of the Board of Directors.